EXHIBIT 10.1(c)




November 12, 1997

Emer Leahy, Ph.D.
73 Meadow Street
Tarrytown, NY 10591

Dear Dr. Leahy:

Further to our discussions, this letter will confirm our offer of employment with American Biogenetic Sciences, Inc. (the Company ) as Senior Vice President of Business Development. You will report directly to the Chairman of the Board or his designee with primary responsibility to identify, promote and structure licensing agreements, joint ventures, strategic alliances, spin-outs, acquisitions, and other agreements between the Company and pharmaceutical / biotechnology companies. In addition, you will act as advisor to the Chairman of the Board, assisting him in the day-to-day operations of the Company.

Should you be considered to serve as a Director of the Company at such time to be determined by the Board of Directors ( Board ) and you agree to accept such appointment without any additional compensation. Should a new company be established from the Company s Neuroscience technology, you will be considered to serve as a Director of the new company.

Salary:
Your salary will commence at $150,000 per annum. Your performance will be reviewed annually by the Compensation Committee of the Board and you will be entitled to an annual bonus and salary increase based upon performance during the prior year.

Benefit Program:
You will be entitled to participate in the Company s employee benefits programs including but not limited to the Medical and Dental plan and 401K.

Stock Options:
You will be entitled to participate in the Company s Stock Option Plan.
You will receive 20,000 fully vested stock options upon commencement of employment at the then market price and an additional 80,000 stock options, also upon commencement of employment and subject to the terms of the Company s Stock Option Plan.

Education Assistance:
It is further agreed that the Company will be responsible for the full tuition fees for an aggregate of two (2) years to allow you to undertake an Executive MBA program at a school of your choice (pending acceptance) at a location that will not interfere with your duties connected with the position offered.

Location:
The Company agrees that you will work from our Copiague Office, or wherever the Chairman of the Board reasonably requires your assistance, for a period of four days a week. During the period that you are enrolled in an
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executive MBA program, the fifth day (which is anticipated will fall on a
Friday of each week or every other Friday and Saturday), will be dedicated to allow you to attend school. During all other employment periods covered by this Agreement, you will be permitted to work on said fifth day from any location of your choice (which is anticipated to be your home office).

Vacation:
You will be entitled to a minimum of two weeks paid vacation per year to be taken at such time as may be approved by the Chairman of the Board or his designee. Approval of vacation will not be unreasonably denied.

Expenses:
The Company shall reimburse you all reasonable travel, entertainment and other expenses consistent with standard Company practices for expenses incurred or paid by you in connection with, or related to the performance of your Company s duties, responsibilities or services, upon presentation of documentation, expense statements, vouchers and other supporting information as the Company may request.

Term and Termination:
You will commence your four (4) year Employment Agreement ( Agreement ) with the Company on Decmeber 1, 1997. Should the Company terminate the
Agreement for reasons other than for cause, the Company will pay a sole and exclusive remuneration of one year s salary and tuition for the Executive MBA program, provided that you have commenced the Executive MBA program at the time of your termination.

The Company shall have the right, before the expiration of the term of this Agreement, to terminate this Agreement and to discharge you for cause (hereinafter "Cause"), and all compensation to you shall cease to accrue upon your discharge for Cause. For the purposes of this Agreement, the term "Cause" shall mean your (i) violation of the Company's written policy or specific written directions of the Chairman of the Board or his designee, and/or Board, which directions are consistent with normally acceptable business practices (ii) admission or conviction of a serious crime involving moral turpitude (iii) if the Chairman of the Board determines that you have committed a demonstrable act (or omission) of malfeasance seriously detrimental to this Company (which shall not include any exercise of business judgment in good faith).

In the event of your death during the term of your employment, this Agreement shall automatically terminate on the date of death, and your estate shall be entitled to payment of your salary until date of death. All other benefits and compensation described herein shall terminate on the date of death unless otherwise stipulated in the appropriate Company plan.

In the event that you, by reason of physical or mental incapacity, shall be disabled for a period of at least three (3) consecutive months or four (4) months in the aggregate in any twelve (12) month period of this Agreement, the Company shall have the option at any time thereafter, to terminate your employment and to terminate this Agreement. Such termination to be effective ten (10) days after the Company gives written notice of such termination to you, and all obligations of the Company hereunder shall cease upon the date of such termination unless otherwise stipulated in the appropriate Company plan. "Incapacity" as used herein shall mean the inability to perform your normal duties.

It is further agreed that in consideration of the Company s financial assistance with your MBA program, you will devote your services to the Company for a period of two and one-half (2.5) years after you graduate or until the expiration of this Agreement, whichever is sooner, or you will be responsible for the repayment of a pro rata share of the cost of tuition, the numerator of which shall be the number of months worked and the denominator being 48 months (the term of this Agreement) multiplied by the cost of tuition.

Confidential Information:
Confidential Information shall be defined as including, without limitation, monographs, specifications, flow sheets, descriptions, data, samples and other tangible material pertaining thereto, financial data, test results, marketing plans and other business and/or technical information. During
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the Term of this Agreement and at all times after the termination of your employment by expiration of the Term or for any other reason, you shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated by this Agreement. You agree to return all Confidential Information, including all photocopies, extract and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon termination of your employment for any reason.

You shall not, as long as employed by the Company, engage in Competition with the Company. For purposes of this Agreement, Competition by you shall mean your engaging in, or otherwise directly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockbroker, member, owner or partner of, or permitting your name to be used in connection with the activities of any other business which directly competes with respect to proprietary products and technology of the Company.

Non-Compete:
For a period of one year following the termination of your employment, whether upon expiration of the Term or for any other reason, you shall not engage in Competition with the Company, as defined above; provided that, it shall not be violation of this paragraph for you to become the registered or beneficial owner of up to 5 percent of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that you do not actively participate in the business of such corporation until such time as this covenant expires.

You agree to and shall promptly disclose to the Company or its designee all Proprietary Rights (defined as patentable, copyrightable or relating to technical know-how) which relate to or are useful in the discovery, development and production of products or technologies made, discovered or conceived by you, alone or with others, at any time during your employment with the Company, whether on the Company s or your own time and irrespective of whether on or off the Company s premises, provided only that such Property Rights relate to or are useful in any phase of the business in which the Company may be engaged during the period of employment. You hereby appoint the Company as your attorney-in-fact to execute in accordance with the laws of any country patent applications, copyright applications, assignments or other documents in connection with the Property Rights considered necessary or desirable by the Company. Any such Property Rights shall be the sole and exclusive property of the Company, and you will execute any assignments requested by the Company of your right, title or interest in any such Property Rights without further demand or consideration and, in addition, you will also provide the Company with any other instruments or documents requested by the Company, at its expense, as may be necessary or desirable in applying for and obtaining patents, copyrights or perfecting any other property interest therein in the United States and all foreign countries. You agree that both during your employment and following the termination thereof for any reason, to cooperate with the Company in the prosecution or defense of any patent claims or litigation or proceedings involving inventions, trade secrets, service marks, secret processes, discoveries or improvements; provided that, following the termination of your employment for any reason, the Company shall provide you with reasonable compensation and reimbursement of expenses incurred in connection with such efforts undertaken by you.

Return of Company Property:
You agree that following the termination of your employment for any reason, you shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof you may have managed which is then in or thereafter comes into your possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile, computer or other materials or equipment supplied by the Company to you. For the avoidance of doubt, any equipment in your possession prior to commencement of employment with the Company will remain in your possession.
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Non-Solicitation:
For a period of eighteen (18) months following the termination of your employment, whether upon expiration of the Term or for any other reason, you agree that you will not, directly or knowingly through a third party, for your benefit or for the benefit of any other person, business, firm or entity, do any of the following: (1) solicit from any customer or licensee doing business with the Company as of your termination, business of the same or of a similar nature to the business of the Company with such customer or licenses; (2) solicit from any known potential customer or licensee of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company or of substantial preparation with a view to making such a bid proposal or offer, within six (6) months prior to your termination; or (3) solicit the employment or services of, or hire, any person who was known to be employed by the Company upon the termination of your employment, or within six (6) months prior thereto.

Company Remedies:
You acknowledge that the services to be rendered by you to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material violation by you of any of the provisions contained in this Section or below, will cause the Company irreparable injury. You therefore agree that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation.

Services Unique:
You further acknowledge and agree that due to the uniqueness of your services and confidential nature of the information you will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

Company Property:
All Confidential Information shall be and is the sole and exclusive property of the Company. The Company shall be the owner, without further compensation, of all rights of every kind in and with respect to reports, materials, inventions, processes, discoveries, improvements, modifications, know-how or trade secrets hereafter made, prepared, invented, discovered, acquired, suggested or reduced to practice (collectively Property Rights ) by you, alone or with others, in connection with your performance of your duties pursuant to this Agreement, and the Company shall be entitled to utilize and dispose of such in such manner as it may determine in its discretion.

Compensation in Event of Termination; Survival:
Upon termination of your employment for Cause, this Agreement shall terminate and the Company shall have no further obligation to you except to the extent you are otherwise entitled to any unpaid salary or benefits hereunder, insurance coverage in accordance with applicable law, and severance pay as provided herein; provided that the provisions set forth under Non-Compete herein shall remain in full force and effect after the termination of your employment, notwithstanding the expiration or termination of this Agreement.

Successors and Assigns; Binding Agreement:
This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company s assets and business.

Arbitration:
Any controversy or claim arising out of or relating to this Agreement shall be settled by biding arbitration in New York, New York pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association ( AAA ). There shall be three (3) arbitrators, one of whom shall be selected by the party seeking to initiate the arbitration, one by the other party and the third by the two arbitrators so selected. The
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arbitration award shall be given in writing and shall be final and binding on the parties with respect to the subject matter in controversy. The parties shall keep confidential the arbitration proceedings and terms of any arbitration award, except as may otherwise be required by law. Each party shall bear its own legal fees and other costs related to the arbitration, except that the arbitrators shall determine who shall bear the costs of the AAA and arbitrators. The arbitrators may determine arbitrability but may not award punitive damages or limit, expand or otherwise modify the terms of this Agreement.

Entire Agreement:
This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

Each Party the Drafter:
This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party s legal representation to draft any of its provisions.

Waiver:
The failure to either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

Severability:
In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceablity of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

Independent Counsel:
You and the Company each acknowledge that each of them has had the opportunity to seek independent legal counsel in connection with entering into this Agreement, and has either done so or has voluntarily chosen not to.

Notices:
Any notices, demands, or other communications required or permitted hereunder shall be in writing and shall be (i) sent by telecopy (and confirmed by one of the following three methods), (ii) hand delivered,
(iii) sent by Federal Express, Express Mail or similar overnight delivery service for priority next business day delivery, or (iv) sent by certified or registered mail, return receipt requested, in any case addressed as follows (or to such other address a party shall have designated by notice given to the other party pursuant hereto), and shall be deemed given (i) when received at the recipient s telecopy number if received before 5:00 p.m. or otherwise at 9:00 a.m. on the next business day, (ii) when delivered if hand delivered, (iii) the next business day after being sent if given by Federal Express, Express Mail or other overnight delivery service or (iv) the date received if sent by certified or registered mail, return receipt requested:

     (a)  if to the Company:

          American Biogenetic Sciences, Inc.
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          1375 Akron Street
          Copiague, New York 11727
          Telecopy:      (516) 789-1661
          Attention:     Chairman of the Board

     (b)  if to you:

          Emer Leahy, Ph.D.
          73 Meadow Street
          Tarrytown, NY  10591
          Telecopy: (914)332-5224

Governing Law:
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

Descriptive Headings:
The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Counterparts:
The Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

American Biogenetic Sciences, Inc.


By:      /s/ Alfred J. Roach               /s/ Emer Leahy, Ph.D.
Name:     Alfred J. Roach                  Emer Leahy, Ph.D.
Title:    Chairman and CEO